EXHIBIT 15





[DELOITTE & TOUCHE LLP LOGO]

August 5, 1996

Carlisle Plastics, Inc.
1314 North Third Street, Suite 300
Phoenix, Arizona 85004

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Carlisle Plastics, Inc. and subsidiaries for the periods ended March 31, 1996 and 1995, as indicated in our report dated April 18, 1996 (May 14, 1996 as to Note F); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1993, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP